Exhibit 99.1

iRhythm Technologies Announces Second Quarter 2025 Financial Results

SAN FRANCISCO, July 31, 2025 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months ended June 30, 2025.

Second Quarter 2025 Financial Highlights
•Revenue of $186.7 million, a 26.1% increase compared to second quarter 2024
•Gross margin of 71.2%, a 130-basis point increase compared to second quarter 2024
•Unrestricted cash, cash equivalents, and marketable securities of $545.5 million as of June 30, 2025
•Increased fiscal year 2025 guidance for revenue and adjusted EBITDA

Recent Operational Highlights
•Second quarter 2025 record quarterly revenue driven by continued momentum in our core long-term continuous monitoring business, sustained demand for Zio AT, progress within innovative value-based care accounts, and contribution from international markets
•Executed strategic partnership with Lucem Health, a leader in AI-driven early disease detection, to accelerate early identification of undiagnosed arrhythmias in patient populations with comorbid conditions, a bold step toward predictive, preventive, and precise care that is powered by AI, informed by data, and designed for scale1
•Results from two large-scale real-world studies presented at the American Diabetes Association’s 85th Scientific Sessions (ADA 2025) demonstrated that cardiac arrhythmias present frequent, early, and often preceding major cardiovascular events (MACE), highlighting a critical opportunity to enhance early detection strategies in at-risk cardiometabolic populations

"The second quarter of 2025 was another record quarter for iRhythm, with growth of more than 26%, showcasing the strength of our diversified growth strategy," said Quentin Blackford, President and Chief Executive Officer of iRhythm. "Our continued momentum spans three key areas: accelerating growth in our core monitoring business, continued penetration of Zio AT across major health systems, and successful expansion with innovative value-based care partners. With strong execution, combined with our transformative AI partnership with Lucem Health and the growing abundance of compelling clinical evidence, we’re uniquely positioned to revolutionize early cardiac detection and create substantial value for patients, providers, and shareholders while addressing the growing need for preventative care."

Second Quarter Financial Results
Revenue for the second quarter of 2025 was $186.7 million, up 26.1% from $148.0 million during the same period in 2024. The increase was driven by growth in demand for Zio services within core existing accounts, from continued market penetration of Zio AT, and at new innovative channel partners.

Gross profit for the second quarter of 2025 was $132.9 million, up 28.4% from $103.5 million during the same period in 2024, while gross margin was 71.2%, up from 69.9% during the same period in 2024. The increase in gross profit was primarily due to increased volume of Zio services provided due to higher demand. The increase in gross margin was primarily due to volume leverage as well as operational efficiencies, partially offset by an increased blended cost per unit from a higher Zio AT product mix.

Operating expenses for the second quarter of 2025 were $151.6 million, compared to $126.5 million for the same period in 2024. Adjusted operating expenses for the second quarter of 2025 were $145.2 million, compared to $125.2 million during the same period in 2024. The increase in adjusted operating expenses was primarily driven by funding of new and sustaining development activities as well as incremental costs to serve a growing volume of patients globally.

Net loss for the second quarter of 2025 was $14.2 million, or a diluted loss of $0.44 per share, compared with net loss of $20.1 million, or a diluted loss of $0.65 per share, for the same period in 2024. Adjusted net loss for the second quarter of 2025 was $10.2 million, or a diluted loss of $0.32 per share, compared with an adjusted net loss of $18.8 million, or a diluted loss of $0.61 per share, for the same period in 2024. The decrease in net loss was primarily driven by our revenue growth and operating leverage achieved through implementation of efficiency initiatives.

Exhibit 99.1

Unrestricted cash, cash equivalents, and marketable securities were $545.5 million as of June 30, 2025.

2025 Annual Guidance
iRhythm projects revenue for the full year 2025 between $720 million to $730 million. Adjusted EBITDA margin for the full year 2025 is expected to range from approximately 8.0% to 8.5% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Interested parties may access a live and archived webcast of the presentation on the “Events & Presentations” section of the company’s investor website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Reclassifications
Certain prior period amounts have been reclassified to conform to the current year presentation. These reclassifications have no impact on previously reported results of operations or financial position.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA margin estimates for full year 2025 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation expense, changes in fair value of strategic investments, impairment and restructuring charges, business transformation costs, certain intellectual property litigation expenses and settlements, and loss on extinguishment of debt. Business transformation costs include costs associated with professional services, employee termination and relocation, third-party merger and acquisition, integration, and other costs to augment and restructure the organization, inclusive of both outsourced and offshore resources.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future actions or operating or financial performance. In particular, these statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, international market expansion, anticipated productivity and quality improvements, and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about July 31, 2025. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Exhibit 99.1

Investor Contact
Stephanie Zhadkevich
investors@irhythmtech.com

Media Contact
Kassandra Perry
irhythm@highwirepr.com

1.The predictive-AI solution does not represent the functionality of any Zio branded medical device.

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$309,105	$419,597
Marketable securities	236,435	115,956
Accounts receivable, net	82,153	79,941
Inventory	18,399	14,039
Prepaid expenses and other current assets	17,825	16,286
Total current assets	663,917	645,819
Property and equipment, net	139,703	125,092
Operating lease right-of-use assets	44,749	47,564
Restricted cash	8,358	8,358
Goodwill	862	862
Long-term strategic investments	64,897	61,902
Other assets	41,544	41,852
Total assets	$964,030	$931,449
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,775	$7,221
Accrued liabilities	99,577	84,900
Deferred revenue	3,499	2,932
Operating lease liabilities, current portion	16,360	15,867
Total current liabilities	132,211	110,920
Long-term senior convertible notes	648,007	646,443
Other noncurrent liabilities	9,775	8,579
Operating lease liabilities, noncurrent portion	70,377	74,599
Total liabilities	860,370	840,541
Stockholders’ equity:
Preferred stock, $0.001 par value – 5,000 shares authorized; none issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value – 100,000 shares authorized; 32,334 shares issued and 32,105 shares outstanding at June 30, 2025, respectively; and 31,621 shares issued and 31,392 shares outstanding at December 31, 2024, respectively	32	31
Additional paid-in capital	932,467	874,607
Accumulated other comprehensive (loss) income	(26)	165
Accumulated deficit	(803,813)	(758,895)
Treasury stock, at cost; 229 shares at June 30, 2025 and December 31, 2024	(25,000)	(25,000)
Total stockholders’ equity	103,660	90,908
Total liabilities and stockholders’ equity	$964,030	$931,449

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue, net	$186,687	$148,047	$345,364	$279,976
Cost of revenue	53,830	44,576	103,291	88,989
Gross profit	132,857	103,471	242,073	190,987
Operating expenses:
Research and development	21,012	19,690	42,531	36,684
Acquired in-process research and development	1,698	—	1,994	—
Selling, general and administrative	126,376	106,762	246,333	215,422
Impairment charges	2,479	—	2,479	—
Total operating expenses	151,565	126,452	293,337	252,106
Loss from operations	(18,708)	(22,981)	(51,264)	(61,119)
Interest and other income (expense), net:
Interest income	5,321	6,685	10,240	9,742
Interest expense	(3,278)	(3,312)	(6,551)	(6,172)
Loss on extinguishment of debt	—	—	—	(7,589)
Other income (expense), net	2,264	(305)	3,139	(410)
Total interest and other income (expense), net	4,307	3,068	6,828	(4,429)
Loss before income taxes	(14,401)	(19,913)	(44,436)	(65,548)
Income tax (benefit) provision	(183)	194	482	226
Net loss	$(14,218)	$(20,107)	$(44,918)	$(65,774)
Net loss per common share, basic and diluted	$(0.44)	$(0.65)	$(1.41)	$(2.12)
Weighted-average shares, basic and diluted	31,990	31,145	31,791	31,089

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Adjusted EBITDA reconciliation*
Net loss, as reported[1]	$(14,218)	$(20,107)	$(44,918)	$(65,774)
Interest expense	3,278	3,312	6,551	6,172
Interest income	(5,321)	(6,685)	(10,240)	(9,742)
Changes in fair value of strategic investments	(2,152)	—	(2,995)	—
Income tax (benefit) provision	(183)	194	482	226
Depreciation and amortization	5,105	5,160	10,315	10,291
Stock-based compensation	22,827	21,821	46,171	42,812
Impairment charges	2,479	—	2,479	—
Business transformation costs	925	1,296	1,428	1,296
Intellectual property litigation costs[2]	2,956	—	3,788	—
Loss on extinguishment of debt	—	—	—	7,589
Adjusted EBITDA	$15,696	$4,991	$13,061	$(7,130)

Adjusted net loss reconciliation*
Net loss, as reported[1]	$(14,218)	$(20,107)	$(44,918)	$(65,774)
Impairment charges	2,479	—	2,479	—
Business transformation costs	925	1,296	1,428	1,296
Intellectual property litigation costs[2]	2,956	—	3,788	—
Changes in fair value of strategic investments	(2,152)	—	(2,995)	—
Loss on extinguishment of debt	—	—	—	7,589
Tax effect of adjustments[3]	(214)	—	(305)	—
Adjusted net loss	$(10,224)	$(18,811)	$(40,523)	$(56,889)

Adjusted net loss per share reconciliation*
Net loss per share, as reported[1]	$(0.44)	$(0.65)	$(1.41)	$(2.12)
Impairment charges per share	0.08	—	0.08	—
Business transformation costs per share	0.03	0.04	0.04	0.04
Intellectual property litigation costs per share[2]	0.09	—	0.12	—
Changes in fair value of strategic investments per share	(0.07)	—	(0.09)	—
Loss on extinguishment of debt per share	—	—	—	0.24
Tax effect of adjustments per share[3]	(0.01)	—	(0.01)	—
Adjusted net loss per share	$(0.32)	$(0.61)	$(1.27)	$(1.84)
Weighted-average shares, basic and diluted	31,990	31,145	31,791	31,089

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Adjusted operating expenses reconciliation*
Operating expenses, as reported	$151,565	$126,452	$293,337	$252,106
Impairment charges	(2,479)	—	(2,479)	—
Business transformation costs	(925)	(1,296)	(1,428)	(1,296)
Intellectual property litigation costs[2]	(2,956)	—	(3,788)	—
Adjusted operating expenses	$145,205	$125,156	$285,642	$250,810
*Certain numbers expressed may not sum due to rounding.
1 Net loss for the three and six months ended June 30, 2025 includes $1.7 million and $2.0 million of acquired in-process research and development expense, respectively.
2 Excludes third-party attorneys' fees and expenses associated with patent litigation brought against the Company by Welch Allyn, Inc. and Bardy Diagnostics, Inc., subsidiaries of Baxter International, Inc.
3 Income tax impact of Non-GAAP adjustments listed.